Exhibit 10.20
Approved by the Board of Directors on February 19, 2026

AMENDMENT NO. 1

TO THE

INDEPENDENT BANK CORP. 2018 NON-EMPLOYEE DIRECTOR STOCK PLAN

This Amendment No.1 (the “Amendment”) to the Independent Bank Corp. 2018 Non-Employee Director Stock Plan (the “Plan”) is made effective on February 19, 2026 (the “Effective Date”). Capitalized but undefined terms contained herein shall have the same meaning as set forth in the Plan.

WHEREAS, Independent Bank Corp. (the “Company”) maintains the Plan;

WHEREAS, pursuant to Section 12 of the Plan, the Board of Directors of the Company (the “Board”) has the right to modify or amend the Plan from time to time;

WHEREAS, pursuant to the Governance Principles of the Company, directors are subject to mandatory retirement from the Board on their 72nd birthday (with such age, or any other retirement age hereafter approved in the Governance Principles, referred to in the Plan as the “Mandatory Board Retirement Age”);

WHEREAS, the Compensation Committee of the Board has recommended to the Board that this Amendment be approved by the Board; and

WHEREAS, the Board has decided that it is in the best interests of the Company to allow, as of the Effective Date, retiring Non-Employee Directors who reach the Mandatory Board Retirement Age during a calendar year but prior to the third business day following the annual shareholders meeting of the Company to receive an annual award under the Plan for that calendar year; and

WHEREAS, the Board has authorized the undersigned officer of the Company to execute this Amendment.

NOW THEREFORE, the Plan is hereby amended as follows:
1.The title of Section 6, subsection (b), shall be amended to read “Annual Awards to Non-Employee Directors” and such subsection shall be amended by inserting the following as a new paragraph at the end of the subsection:

“Any Non-Employee Director who retires during a calendar year due to attainment of the Mandatory Board Retirement Age between January 1st and the third business day following the annual shareholders meeting of that same calendar year (“Retiring Non-Employee Director”) shall be granted on the business day preceding the date such director attains the Mandatory Board Retirement Age (the “Retirement Grant Date”), the same annual award as if he or she were to be a member of the Board on the date of the annual shareholders meeting to be held that year; provided if, prior to the Retirement Grant Date, the Board has not yet taken a vote to determine the type(s) and amount of equity awards to be granted to Non-Employee Directors for that calendar year, the Retiring Non-Employee Director will receive an award of the same type and amount as received in connection with the prior year’s annual shareholders meeting.”

Except as modified by this Amendment, all of the terms and conditions of the Plan shall remain valid and in full force and effect.

IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Company, has executed this instrument as of the 19th day of February, 2026.

INDEPENDENT BANK CORP.

By: /s/ Jeffrey Tengel

Name: Jeffrey Tengel

Title: President and CEO